Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

(With Amendments)

OF

WHOLE FOODS MARKET, INC.

A Texas Corporation

Pursuant to the provisions of the Texas Business Corporation Act, Whole Foods Market, Inc., a Texas corporation (the “Corporation”), hereby adopts these Amended and Restated Articles of Incorporation (the “Restated Articles”), which accurately reflect the original Articles of Incorporation and all amendments thereto that are in effect to date (collectively, the “Original Articles”) and as further amended by such Restated Articles as hereinafter set forth and which contain no other change in any provision thereof.

1.	The name of the Corporation is Whole Foods Market, Inc.

2.	The Original Articles of the Corporation are amended by these Restated Articles as follows:

ARTICLE VI is amended and restated in its entirety to read as set forth in ARTICLE VI of the Restated Articles by adding a paragraph to provide for majority shareholder voting on all matters for which the Texas Business Corporation Act would otherwise specify a higher required percentage.

3.	These Restated Articles have been effected in conformity with the provisions of the Texas Business Corporation Act and the Corporation’s constituent documents, and these Restated Articles and each such amendment made by these Restated Articles were duly adopted and approved by the shareholders of the Corporation as of March 6, 2006.

4.	The Original Articles are hereby superseded by the following Restated Articles, which accurately copy the entire text thereof as amended as set forth above:

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AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

WHOLE FOODS MARKET, INC.

A Texas Corporation

The name of the Corporation is Whole Foods Market, Inc.

The period of its duration is perpetual.

The purpose or purposes for which the Corporation is organized are to transact any and all lawful business for which businesses may be incorporated under the Texas Business Corporation Act.

A.	The Corporation is authorized to issue two classes of shares of capital stock, designated “Common Stock” and “Preferred Stock,” respectively. The aggregate number of shares of Common Stock authorized to be issued is 300,000,000 shares with no par value. The aggregate number of shares of Preferred Stock authorized to be issued is 5,000,000 shares with a par value of $.01 per share. Shares of the Preferred Stock may be issued from time to time in one or more series, each such series to have such distinctive designation or title as may be fixed by the Board of Directors prior to the issuance of any shares thereof. Each such series shall have such designations, preferences, limitations and relative rights, including voting rights, as shall be stated in the resolution or resolutions providing for the issuance of such series of Preferred Stock, as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof, in accordance with the laws of the State of Texas. The Board of Directors, in such resolution or resolutions, may increase or decrease the number of shares within each such series; provided, however, the Board of Directors may not decrease the number of shares within a series to less than the number of shares within such series that are then issued.

B.	No shareholder of the Corporation will, by reason of his holding shares of stock of the Corporation, have any preemptive or preferential rights to purchase or subscribe to any shares of any class of stock of the Corporation, or any notes, debentures, bonds, warrants, options or other securities of the Corporation, whether now or hereafter authorized.

Cumulative voting in the election of directors is prohibited.

Any action required by the Texas Business Corporation Act to be taken at any annual or special meeting of the shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

If, with respect to any action taken by the shareholders of the corporation, any provision of the Texas Business Corporation Act would, but for this Article VI, require the vote or concurrence of the holders of shares having more than a majority of the votes entitled to be cast thereon, or of any class or series thereof, the vote or concurrence of the holders of shares having only a majority of the votes entitled to be cast thereon, or of any class or series thereof, shall be required with respect to any such action.

The Corporation will not commence business until it has received for the issuance of its shares consideration of the value of not less than One Thousand Dollars ($1,000), consisting of money, labor done, or property actually received.

The address of the Corporation’s registered office is 1021 Main Street, Suite 1150, Houston, TX 77002, and the name of its registered agent at such address is CT Corporation System.

No director of the Corporation shall be liable to the Corporation or its shareholders for an act or omission in such capacity as a director except liability resulting from:

A breach of the director’s duty of loyalty to the Corporation or its shareholders;

An act or omission not in good faith that involves intentional misconduct or a knowing violation of the law;

A transaction from which the director receives an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office;

An act or omission for which the liability of the director is expressly provided for by a statute; or

An act related to an unlawful stock repurchase or payment of a dividend.

The number of directors constituting the Board of Directors shall be provided for in the bylaws of the Corporation. The names and addresses of the persons who are now serving as directors of the Corporation are:

NAME	ADDRESS

John P. Mackey	550 Bowie Street Austin, TX 78703

David W. Dupree	550 Bowie Street Austin, TX 78703

Dr. John B. Elstrott	550 Bowie Street Austin, TX 78703

Linda A. Mason	550 Bowie Street Austin, TX 78703

Gabrielle E. Greene	550 Bowie Street Austin, TX 78703

Morris J. Siegel	550 Bowie Street Austin, TX 78703

Dr. Ralph Z. Sorenson	550 Bowie Street Austin, TX 78703

Hass Hassan	550 Bowie Street Austin, TX 78703

The Corporation shall, to the full extent permitted by applicable law, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding by reason of the fact that such person is or was an officer or director of the Corporation.

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EXECUTED this 24th day of March, 2006.

WHOLE FOODS MARKET, INC.,
a Texas corporation

By:	/s/ Glenda Chamberlain
Glenda Chamberlain
Executive Vice President